EXHIBIT 99.1

For additional information: Terence R. Rogers, VP Finance and Treasurer 773.788.3720	NEWS RELEASE

RYERSON REPORTS THIRD QUARTER OF 2006 RESULTS

Finalizes Joint Venture in China

Chicago, Illinois – November 2, 2006 – Ryerson Inc. (NYSE: RYI) today reported results for the third quarter ended September 30, 2006. Net income of $21.6 million, or $0.77 per diluted share, for the third quarter of 2006 compared with $22.2 million, or $ 0.76 per diluted share, for the second quarter of 2006 and $30.7 million, or $1.18 per diluted share, for the third quarter of 2005. The third quarter of 2005 included a pretax pension curtailment gain of $21.0 million, or $0.49 per diluted share, a pretax gain on the sale of assets of $6.6 million, or $0.15 per diluted share, and a $2.1 million, or $0.08 per diluted share, favorable income tax adjustment.

“Market demand remained solid and prices continued to rise, especially in stainless,” said Neil S. Novich, Chairman, President, and CEO of Ryerson. “Our price administration in the quarter was good, as we successfully passed through rising metals costs. Additionally, gross profit and operating profit would have been approximately $80 million, or $1.72 per diluted share, higher under FIFO inventory accounting than under our LIFO system. However, inventory management was unsatisfactory and our level is too high relative to market demand.”

Third-Quarter Performance

Third quarter 2006 sales of $1.5 billion increased 1.9 percent, sequentially, from the second quarter of 2006, and 8.6 percent from the third quarter of 2005. Sequentially, tons shipped declined 4.8 percent on a per-day basis, largely reflecting normal seasonal slowness, while the average selling price per ton increased 8.7 percent from the second quarter of 2006. Year-over-year, tons shipped declined 5.4 percent on a per-day basis, while the average selling price per ton increased 16.6 percent.

Gross profit per ton was $267 in the third quarter of 2006, compared to $265 in the second quarter of 2006 and $241 in the third quarter of 2005. The gross margin of 14.3 percent in the third quarter of 2006 compared with 15.4 percent in the second quarter of 2006 and 15.1 percent in the third quarter of 2005. Gross profit per ton increased in the third quarter of 2006 as a result of rising metal prices, while the gross margin percentage declined primarily due to the pass through of higher nickel surcharges on stainless steel.

Operating expenses per ton were $204 in the third quarter of 2006, compared with $204 in the second quarter of 2006 and $165 in the third quarter of 2005 ($197 per ton, excluding the gain on sale of assets and the pension curtailment gain). The year-over-year increase in operating expenses per ton was primarily due to inflationary pressure, particularly in energy and employee benefit costs, and SAP implementation costs, partially offset by a lower credit loss expense. As of the end of the third quarter, annualized cost synergies associated with the integration of Integris approached $40 million.

Interest expense of $18.8 million in the third quarter of 2006 compared to $15.8 million in the second quarter of 2006 and $19.9 million in the year-ago period.

Acquisitions and Joint Ventures

“We continue to advance our acquisition and joint venture strategy, purchasing companies that complement our existing operations in North America and pursuing international ventures that provide access to faster growing markets,” said Novich.

Subsequent to the end of the quarter, on October 4, Ryerson acquired Lancaster Steel Service Company, Inc., a carbon steel specialist with extensive processing capabilities and revenues of $66 million for the year ending June 30, 2006. “Lancaster Steel’s operations in western and central New York State complement our existing capabilities and create cross-selling opportunities.”

On October 31, 2006, Ryerson established its joint venture in China, VSC-Ryerson China Limited. Ryerson contributed $28.3 million in cash for its initial interest of 40 percent. The existing Chinese metals service center network generated revenues of approximately $140 million for the fiscal year ended March 31, 2006. “Our investment provides an entrée into the world’s largest metals consuming market and a platform from which to service the growing needs of our U.S. customers who have established a presence in China,” said Novich.

Financial Condition

Ryerson ended the third quarter of 2006 with a debt-to-capital ratio of 62.7 percent, compared to 60.3 percent at the end of the second quarter. During the third quarter, inventory, on a current value basis, increased $304.2 million, approximately one-third of which was the result of higher metals costs. On July 17, the company repaid its $100 million 9 1/8% Notes with borrowings under the revolving credit facility. As a result, availability under the credit facility was $323 million at the end of the third quarter of 2006, compared to $527 million at the end of the second quarter.

“One of our primary objectives remains improving our inventory management, and, as previously stated, we plan to get to five turns by the end of 2007,” stated Novich.

Outlook

“During the fourth quarter, we expect typical seasonal slowness to be exacerbated by high inventories throughout the supply chain,” concluded Novich. “Although we see some softness in certain markets, we remain optimistic going into 2007, with an expectation that the economy will continue to expand at a moderate pace.”

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Note: Ryerson will conduct a conference call to discuss third quarter 2006 results on Friday, November 3, 2006, at 9:00 a.m. Eastern time. The call will be simulcast on the company’s Web site, www.ryerson.com.

Ryerson Inc. is a leading distributor and processor of metals in North America, with 2005 revenues of $5.8 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, China and India. On January 1, 2006, the company changed its name from Ryerson Tull, Inc. to Ryerson Inc. and adopted the ticker symbol “RYI” for its common stock listed on the New York Stock Exchange.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry, and company performance. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast. Representative factors that may affect the company’s performance include the general economy and business conditions relating to metals-consuming industries; sales volumes; pricing pressures; cost of purchased materials; management’s ability to integrate and achieve projected cost savings with the acquisition of Integris; ability to maintain or increase market share and gross profits; inventory management; the company’s ability to meet its payment obligations under its outstanding notes and other debt; potential dilutive effect of the company’s convertible notes on its earnings; required pension funding and other obligations; market competition; industry and customer consolidation; and customer and supplier insolvencies.

RYERSON INC. AND SUBSIDIARY COMPANIES

Selected Income and Balance Sheet Data - Unaudited

(Dollars and Shares in Millions except Per Share and Per Ton Data)

	2006		2005	First Nine Months Ended September 30
	Third Quarter	Second Quarter	Third Quarter
				2006	2005
NET SALES	$1,537.7	$1,508.6	$1,416.5	$4,494.1	$4,476.7

Cost of materials sold	1,318.3	1,275.7	1,203.3	3,819.2	3,786.2

Gross profit	219.4	232.9	213.2	674.9	690.5

Warehousing, delivery, selling, general and administrative	166.8	179.7	173.5	522.7	508.7
Restructuring and plant closure costs	0.7	0.4	0.3	1.4	3.3
Pension curtailment gain	—	—	(21.0)	—	(21.0)
Gain on sale of assets	—	(0.6)	(6.6)	(21.6)	(6.6)

OPERATING PROFIT	51.9	53.4	67.0	172.4	206.1

Other revenue and expense, net	0.6	(0.1)	0.3	0.7	3.1
Interest and other expense on debt	(18.8)	(15.8)	(19.9)	(49.6)	(59.7)

INCOME BEFORE INCOME TAXES	33.7	37.5	47.4	123.5	149.5

Provision for income taxes	12.1	15.3	16.7	47.3	57.7

NET INCOME	21.6	22.2	30.7	76.2	91.8

Dividends on preferred stock	—	—	0.1	0.1	0.2

NET INCOME APPLICABLE TO COMMON STOCK	$21.6	$22.2	$30.6	$76.1	$91.6

INCOME PER SHARE OF COMMON STOCK
Basic	$0.82	$0.85	$1.22	$2.93	$3.64

Diluted	$0.77	$0.76	$1.18	$2.64	$3.54

Average shares of common stock - diluted	28.1	29.2	26.1	28.9	25.9

Supplemental Data :

Tons shipped (000)	823	878	883	2,558	2,679
Shipping days	63	64	64	191	192

Average selling price/ton	$1,869	$1,719	$1,603	$1,757	$1,671

Gross profit/ton	$267	$265	$241	$264	$258
Operating expenses/ton	204	204	165	196	181
Operating profit/ton	63	61	76	67	77

Depreciation expense	9.4	8.9	9.0	27.2	27.4

	9/30/2006	6/30/2006	3/31/2006	12/31/2005
Cash and cash equivalents	$41.6	$25.5	$25.3	$27.4
Accounts receivable	778.2	769.5	717.7	610.3

Inventory at LIFO value	1,147.5	944.6	829.4	834.3
Addback: LIFO reserve	452.6	351.3	292.3	272.7

Current value of inventory	1,600.1	1,295.9	1,121.7	1,107.0

Net property, plant and equipment	385.3	391.8	391.9	398.4
Net deferred tax asset	134.9	118.1	126.2	130.2
Total assets	2,630.7	2,399.5	2,235.7	2,151.0

Accounts payable	472.3	389.1	346.6	276.7
Long-term debt (including due within one year)	1,072.7	941.4	859.2	877.2
Stockholders’ equity	639.2	620.0	588.6	547.8

	2006
	Third Quarter	Second Quarter	First Quarter
Cash flow from operating activities	$(115.6)	$(90.6)	$(37.1)
Capital expenditures	(6.9)	(8.0)	(7.8)